Exhibit 10.4

ASSET PURCHASE AGREEMENT

by and among

CASUAL MALE RETAIL GROUP, INC.,

DESIGNS JV, LLC

DESIGNS OUTLET, LLC

DESIGNS APPAREL, INC.

and

HUB HOLDING CORP.

Dated as of November 24, 2004

5.3	Governmental Authorities and Consents	26
5.4	Brokerage	26
5.5	Litigation	27

ARTICLE VI ADDITIONAL AGREEMENTS		27
6.1	Survival of Representations and Warranties	27
6.2	General Indemnification	27
6.3	Employee Related Matters	29
6.4	Expenses	30
6.5	Further Transfers; Transition Assistance	30
6.6	Confidentiality	30
6.7	Sales and Transfer Taxes	30
6.8	Confidentiality Agreements	30
6.9	Covenant Not to Compete, Solicit or Hire	31
6.10	Use of Name	32
6.11	Leases	32
6.12	Fund to Fund Transfer	32
6.13	Puerto Rican Taxes	33
6.14	Bonuses	33
6.15	Collections	33

ARTICLE VII MISCELLANEOUS		33
7.1	Amendment and Waiver	33
7.2	Notices	33
7.3	Assignment	34
7.4	Severability	35
7.5	Interpretation	35
7.6	Entire Agreement	35
7.7	Counterparts	35
7.8	Governing Law	35
7.9	No Strict Construction	35
7.10	Specific Performance	36
7.11	No Third-Party Beneficiaries	36
7.12	Bulk Transfer Laws	36
7.13	Schedules	36
7.14	Checks Outstanding	36

- ii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 24, 2004, by and among (i) Casual Male Retail Group, Inc., a Delaware corporation, Designs JV, LLC, a Delaware limited liability company, Designs Outlet, LLC, a Delaware limited liability company, and Designs Apparel, Inc., a Delaware corporation (collectively referred to herein as “Seller”) and (ii) Hub Holding Corp., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Seller has operated a business under the names “Levi’s Outlets by Designs” and “Docker’s Outlet by Designs” that Seller has been in the process of liquidating; and

WHEREAS, Seller is willing to sell, and Buyer wishes to purchase, 32 of the store locations that remain in existence, the assets that Seller uses exclusively for the operation of such store locations, and such other assets as are set forth in Section 2.1 hereof (as currently operated by Seller, the “Business”); and

WHEREAS, Seller is not selling any assets that it uses in connection with its other businesses; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Business Employees” means all of Seller’s employees as of the Closing Date, including all active employees and any other employees, including employees inactive as of the Closing Date for any reason (including as a result of layoff, leave of absence, disability, illness or injury).

“Buyer Parties” means Buyer and its Affiliates and their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“Casual Male Companies” means (i) Designs Securities Corporation, a Massachusetts corporation, Casual Male CANADA, Inc., an entity organized under the laws of Ontario, Canada, Capture, LLC, a Virginia limited liability company, DesiCand, Inc., a Delaware corporation, CBDNH, Inc., a New Hampshire corporation, Casual Male Store, LLC, a Delaware limited liability company, Casual Male Retail Store, LLC, a Delaware limited liability company, Casual Male Direct, LLC, a Delaware limited liability company, LP Innovations, Inc., a Nevada corporation, Securex LLC, a Delaware limited liability company, Casual Male RBT, LLC, a Delaware limited liability company, Casual Male RBT (U.K.), LLC, a Delaware limited liability company, Designs Canton Holdings, Inc., a Delaware corporation, Designs Canton Property Corp., a Delaware corporation, and Desiko Holding, LLC, a Delaware limited liability company and (ii) other than Seller, each Subsidiary of the Persons listed in clause (i) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and/or development of the Business and/or its respective suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Proprietary Rights.

“Designated Employee Payments” means seventy percent (70%) of the amount owed by Seller to the “Merchandising Professionals” listed on Schedule I to the Transition Services Agreement for performance incentives, severance payments and vacation earned during fiscal year 2005.

“Designs” means the Business and the business operated by Seller with the assets exclusively related to the retail locations set forth on the Excluded Designs Leased Property Schedule).

“Earn-Out Amount” means thirty percent (30%) of the amount equal to (i) the store level earnings for the Business before interest, taxes, depreciation and amortization (such amount being commonly referred to as “four wall EBITDA”) calculated in the manner set forth on the attached Earn-Out Schedule for the period from the Closing Date through January 31, 2005, less (ii) two percent (2%) of the sales of the Business for the period from the Closing Date through January 31, 2005; provided, however, in no case shall the Earn-Out Amount exceed $500,000.

“Employee Bonuses” means incentive bonuses or other incentive payments to store managers and any assistant store managers on account of or relating to any retail stores shrink results.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders and determinations and all common law concerning worker health and safety, and pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with Seller, is treated as a single employer under Section 414 of the Code.

“GAAP” means Unites Stated generally accepted accounting principles, as in effect from time to time.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise (other than account payables set forth on the attached Accrued Liabilities and Assumed Payables Schedule), (iv) any commitment by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Seller assures a creditor against loss, (vii) any indebtedness or liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on Seller’s assets, (viii) any amounts owed by Seller to any Person under any noncompetition or consulting arrangements, (ix) any amounts owed to Affiliates of Seller, (including intercompany trade and accounts payable), and (x) all “cut” but uncashed checks issued by Seller that are outstanding as of the Closing Date.

“Knowledge” and terms of similar import mean with respect to Seller, the actual knowledge of David Levin, Dennis Hernreich, Brian Sheehan, Joe Cornely, Paul Wally Sprague and Matt Clark, after making reasonable inquiry and all facts of which such Persons in the reasonably prudent exercise of their duties should be aware.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), order of any governmental authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Buyer is a successor, transferee or continuation of Seller or the Business, and (iv) any leasehold interest, license or other right, in favor of a third party or Seller, to use any portion of the Purchased Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Loss” means any loss, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Net Inventory” means an amount equal to the value (at cost) determined on a basis consistent with Seller’s prior practices of finished goods inventory and packaging materials (provided that if the value of the packaging materials exceeds $10,000, then such value shall be deemed to be $10,000) included in the Purchased Assets, net of a reserve established on a basis consistent with Seller’s past practices for inventory “shrink.”

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Puerto Rico Taxes” means any other liability and obligation of Seller for Taxes (including the liability or obligation of Seller set forth on the attached Liabilities Schedule) for any period owed to any governmental or regulatory authority located in Puerto Rico (whether or not such obligation or liability has been accrued on Seller’s financial statements, disclosed to Buyer, or set forth on any Schedule attached hereto, including the Liabilities Schedule or Accrued Liabilities and Assumed Payables Schedule).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall profits, environmental (including tax under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, foreign or domestic withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Warehouse” means the property located at 555 Turnpike Street, Canton, MA.

1.2 Certain Definitions. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section
Accounting Firm	2.3(c)
Agreement	Preamble
Applicable Rate	2.3(c)
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.2(a)
Business	Recitals
Buyer	Preamble
Cash Portion	2.3(a)
Closing	2.4(a)
Closing Date	2.4(a)
Closing Inventory Calculation	2.3(c)
Critical Representations	6.1(b)
Employee Bonuses	2.2(b)(vi)
Estimated Cash Portion	2.3(c)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Final Cash Portion	2.3(c)
Indemnitee	6.2(d)
Indemnitor	6.2(d)
Inventory	2.1(a)(iii)
Latest Balance Sheet	4.4(a)
Leased Real Property	4.9(b)
Leases	4.9(b)
Notice of Disagreement	2.3(c)
Party/Parties	Preamble
Permitted Liens	4.10(a)
Proprietary Rights	2.1(a)(iv)
Purchase Price	2.3(a)
Purchased Assets	2.1(a)
Purchased Stores	2.1(a)
Register Cash	2.1(a)(i)
Restricted Persons	6.9(d)
Restrictive Covenants	6.9(d)
Seller	Preamble
Seller Employee Benefit Plan	4.17(a)
Third-Party Approvals	3.1(d)
Transferred Employees	6.3
Transition Services Agreement	3.1(i)

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Basic Transaction.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of Seller’s assets and properties located at the retail locations set forth on the Leased Real Property Schedule (the “Purchased Stores”), all of Seller’s inventories of goods, packaging materials and supplies to be sold at the Purchased Stores whether located at the Purchased Stores, the Warehouse or in transit to or from the Purchased Stores or the Warehouse and all other assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller, including goodwill and other intangible assets of Seller, and exclusively used in the business Seller operates under the names “Levi’s Outlets by Designs” and “Docker’s Outlet by Designs” (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), including the following:

(i) “register cash” at the Purchased Stores in an amount as is necessary to open the Purchased Stores on the day after the Closing Date, determined by reference to the historical practices of the Business, which in any event shall not be less than $1,000 in each of the Business’ stores (“Register Cash”);

(ii) all promotional allowances and vendor rebates and similar items arising from the operation of the Business;

(iii) all finished goods inventories, raw materials, packaging materials, work in process, consigned goods and finished goods (including warehoused inventories and inventories covered by purchase orders) of the Business, wherever located (including the Warehouse), including consignment inventory and inventory on order for or in transit to or from Seller (collectively, the “Inventory”);

(iv) all of Seller’s right, title and interest in the following that are owned by, issued to, licensed to or used by Seller and are a part of Designs, along with all of Seller’s interest in income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, trade names, service marks and trade dress (including any and all rights in the “Designs” name), together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing (and all logos related to the foregoing); copyrights and copyrighted works; Internet domain names; and all registrations, applications and renewals for any of the foregoing; trade secrets and other Confidential Information, including ideas, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals; computer software (including data and related documentation); and all other intangible properties and rights relating to the Business; in each case including the items set forth on the attached Proprietary Rights Schedule (collectively, the “Proprietary Rights”);

(v) all agreements, contracts, or other binding arrangements of Seller identified on the attached Assumed Contracts Schedule (collectively, the “Assumed Contracts”);

(vi) all leasehold improvements located at the properties set forth on the Leased Real Property Schedule, and all machinery, equipment (including all vehicles, testing equipment and office equipment), fixtures, trade fixtures, computers and related software, and furniture located at the properties set forth on the Leased Real Property Schedule;

(vii) all office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind exclusively used in the Business and located at the properties set forth on the Leased Real Property Schedule or in the Warehouse;

(viii) all prepayments and prepaid expenses, employee advances and security deposits that are a part of the Business or, other than insurance premiums or contributions to Seller’s benefit plans (including its 401(k) plan), which relate to the Transferred Employees;

(ix) all claims, refunds, credits, causes of action, choices in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets or arising from the operation of the Business;

(x) the right to receive and retain mail and other communications relating to the Purchased Assets or the operation of the Business except to the extent the same relate to Excluded Assets in which case Seller shall promptly furnish a copy (or if oral, a detailed description) of such mail or other communication to Buyer;

(xi) all lists, records and other information pertaining to accounts and referral sources exclusively of Designs; all lists, records and other information pertaining to suppliers and customers exclusively of Designs; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind exclusively relating to Designs (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, computer software or otherwise, and in each case subject to Buyer’s commitment to retain such records and information for a period of not less than seven years and, at Seller’s reasonable request based on its business needs and except in the case where such lists, records or other information could be used to compete with Buyer or Buyer’s Affiliates, to provide Seller with access thereto and the opportunity to make copies thereof from time to time for reasonable purposes;

(xii) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials relating to Designs;

(xiii) to the extent that the same relate to the Business, all permits, licenses, certifications, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies (including all of the foregoing listed or described on the attached Permits Schedule, and the rights to all data and records held by such agencies;

(xiv) all goodwill of Designs as a going concern and all other intangible property of Designs;

(xv) all proceeds under insurance policies and rights of recovery relating to the Purchased Assets or assets that would be Purchased Assets but for damage or destruction to such asset; and

(xvi) all other properties, assets and rights owned by Seller as of the Closing Date, or in which Seller has an interest, which are used exclusively in Designs and which are not otherwise Excluded Assets.

(b) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(i) except for Register Cash, all cash and cash equivalents of Seller;

(ii) all of Seller’s interest in assets, properties, rights, titles and interests which are not used in, useful for or otherwise associated with the Business, including assets, properties, rights, titles and interests of Seller’s businesses other than Designs and all inventory and other assets of Seller located at the retail locations set forth on the attached Excluded Designs Leased Property Schedule and all inventory of finished goods and supplies located at the Warehouse and specifically designated on the attached Excluded Assets Schedule for shipment to such retail locations or in transit to or from such retail locations;

(iii) all accounts receivable owed to Seller or Seller’s Affiliates;

(iv) all stock and other ownership interests in Seller;

(v) Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating solely to the organization, maintenance and existence of Seller as a corporation (provided that Buyer shall be entitled to receive a copy of all such documentation as of the Closing);

(vi) claims for and rights to receive Tax refunds relating to the Business with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and Tax Returns relating to the Business with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto; and

(vii) the Purchase Price and all other rights of Seller under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by Seller pursuant to this Agreement.

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Closing, Buyer shall assume only the following debts, liabilities and obligations of Seller to the extent relating to the Business (collectively, the “Assumed Liabilities”):

(i) all of Seller’s accounts payable and accrued liabilities which are current and incurred in the Ordinary Course of Business and existing as of the Closing Date, excluding Employee Bonuses relating to periods prior to November 21, 2004 but including, without limitation, Designated Employee Payments (provided Buyer’s obligations with respect to Designated Employee Payments shall not exceed $66,345.73 and Buyer shall only be liable for Designated Employee Payments to the extent that Seller pays the remaining obligation of the amount owed by Seller to the “Merchandising Professionals” listed on Schedule I to the Transition Services Agreement for performance incentives, severance payments and vacation earned during fiscal year 2005) and Seller’s obligations for accrued vacation, sick time and holiday pay to the extent the same exist as of the Closing Date, it being understood and agreed that Seller maintains a “take or lose it” policy with respect to accruals for vacation, sick time and holiday pay with an annual termination date of January 31, 2005 and that Buyer will be reimbursing Seller under the Transition Services Agreement for the remaining expenses thereof through such date;

(ii) Seller’s obligations under the Assumed Contracts relating to the ongoing Business other than liabilities for product liability or infringement claims with respect to products or services sold prior to the Closing (regardless of whether any consent to the assignment of such Assumed Contracts is obtained but only to the extent such Assumed Contracts are assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section 2.7 below, and specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand);

(iii) the cost to Seller incurred in the Ordinary Course of Business prior to Closing and after the Closing of accepting returns of merchandise from customers of the Business with respect to goods sold by the Business on or before the Closing Date; and

(iv) Seller’s obligations under outstanding merchandise purchase orders which relate solely to the Business and which were incurred in the Ordinary Course of Business set forth on the Purchase Orders Schedule.

(b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or in any way become liable for any of Seller’s debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including clauses (i) through (xiv) below (collectively referred to herein as the “Excluded Liabilities”):

(i) any of Seller’s liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by Seller in connection with the transactions contemplated by this Agreement;

(ii) any of Seller’s liabilities or obligations for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, brokerage fees and transfer Taxes), except for the portion of the transfer Taxes to be paid by Buyer pursuant to Section 6.7 hereof;

(iii) except as set forth on the Accrued Liabilities and Assumed Payables Schedule, any liability or obligation of Seller for Taxes for any period, except for the portion of transfer Taxes to be paid by Buyer pursuant to Section 6.7 hereof, including the Puerto Rico Taxes;

(iv) any liability or obligation under or with respect to any Seller Employee Benefit Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Seller or its ERISA Affiliates, or with respect to which Seller or any such ERISA Affiliate has any liability;

(v) any liability or obligation with respect to any products or services that were marketed or sold prior to the Closing, including product liability, infringement claims and any related claims and litigation arising prior to, on or after the Closing Date;

(vi) except as set forth on the Accrued Liabilities and Assumed Payables Schedule, any of Seller’s liabilities or obligations of any kind to any Business Employees or former employee of Seller, including any liabilities or obligations arising prior to the Closing with respect to the exempt or non-exempt status of any Business Employee or Employee Bonuses (whether or not such liability or obligation has been accrued on Seller’s financial statements, disclosed to Buyer, or set forth on any Schedule attached hereto including the Accrued Liabilities and Assumed Payables Schedule);

(vii) any liability or obligation relating to workers’ compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims and/or injuries first arising on or before the Closing Date;

(viii) any of Seller’s liabilities or obligations (A) arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority, (B) arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, or (C) arising under any Environmental Laws;

(ix) any of Seller’s liabilities or obligations relating to any legal action, proceeding or claim arising out of or in connection with Seller’s conduct of the Business or any other conduct of Seller, Seller’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

(x) any of Seller’s liabilities or obligations for Indebtedness;

(xi) any liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(xii) any of Seller’s liabilities or obligations which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” theories of liability;

(xiii) any of Seller’s liabilities or obligations with respect to amounts disputed by Seller and not paid to the landlords of the properties listed on the attached Leased Real Property Schedule; and

(xiv) any other liabilities or obligations of Seller not expressly assumed by Buyer pursuant to Section 2.2(a) above.

For purposes of this Section 2.2(b), “Seller” shall be deemed to include all Affiliates of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.

2.3 Purchase Price

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) an amount equal to seventy-five percent (75%) of Net Inventory (the “Cash Portion”), plus (but only if the Closing occurs prior to November 25, 2004) (ii) the Earn-Out Amount.

(b) Estimated Cash Portion. At the Closing, Buyer shall pay to Seller in the manner described in Section 2.4(b) below an amount (the “Estimated Cash Portion”) equal to the Cash Portion as estimated in good faith by Buyer.

(c) Purchase Price Adjustment.

(i) Prior to the Closing, Buyer shall engage Regis Corporation to conduct a physical count of Net Inventory at the Closing. Absent manifest error on the part of Regis Corporation, Seller and Buyer shall be bound, and shall not dispute, the results of the physical inventory conducted by Regis Corporation. Within 30 days after the Closing, Seller shall deliver to Buyer a certificate setting forth the Net Inventory (the “Closing Inventory Calculation”) and the Cash Portion calculated therefrom (the “Final Cash Portion”). Seller shall give Buyer reasonable access to Seller’s books and records and shall cooperate with Buyer in connection with Buyer’s review of the Closing Inventory Calculation. Following Buyer’s receipt of the Closing Inventory Calculation and until the Net Inventory and the resulting Cash Portion is finally determined pursuant to this Section 2.3(c), Buyer and its representatives and agents shall be permitted to review Seller’s books and records related to Seller’s preparation of the Closing Inventory Calculation. The Closing Inventory Calculation shall become final and binding upon the parties thirty (30) days following Buyer’s receipt thereof, unless Buyer gives written notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the Closing Inventory Calculation (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by PricewaterhouseCoopers LLP (the “Accounting Firm”). During the thirty (30) days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Buyer shall be permitted to review Seller’s working papers relating to the Notice of Disagreement. At the end of such 30-day period, Buyer and Seller shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Net Inventory and the resulting Cash Portion in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller will cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm’s determination of the Net Inventory and the resulting Cash Portion shall be based solely on written presentations submitted by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm shall consider only the disputed matters that were included in the Notice of Disagreement and the Accounting Firm may not assign a value to any item in dispute greater than the greatest value assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Closing Inventory Calculation shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Accounting Firm. For example, if Buyer submits a Notice of Disagreement for $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $200 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 40% (i.e., 200/500) to Buyer and 60% (i.e., 300/500) to Seller.

(ii) If the Estimated Cash Portion is greater than the Final Cash Portion, Seller shall, and if the Final Cash Portion is greater than the Estimated Cash Portion, Buyer shall, within three business days after the Closing Inventory Calculation becomes final and binding on the Parties, make payment by wire transfer to Buyer or Seller, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the prime rate of interest announced from time to time in The Wall Street Journal (the “Applicable Rate”), calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

2.4 Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, at 10:00 a.m., local time, on the date hereof, or at such other place as is mutually agreeable to the parties (the date on which the Closing takes place is referred to herein as the “Closing Date”) and the Closing shall be deemed effective as of the opening of business on the Closing Date.

(b) Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:

(i) Buyer shall deliver to Seller the Estimated Cash Portion by wire transfer of immediately available funds to an account designated by Seller to Buyer not less than two (2) business days prior to the Closing Date.

(ii) Seller shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warranty deeds, warranty assignments and assumption of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be satisfactory in form and substance to Buyer and its counsel);

(iii) Buyer shall assume the Assumed Liabilities by delivery of an appropriate instrument to Seller;

(iv) Seller shall deliver to Buyer (A) a certificate signed by an officer of Seller, dated the date of the Closing, stating that the conditions specified in subsections (a), (b), (c), 3.1(d), (e), (f) and 3.1(g) of Section 3.1 below have been satisfied as of the Closing; (B) copies of all Third-Party Approvals and governmental and regulatory consents and approvals obtained by Seller; (C) all books, records and other materials related to or used in the Business; (D) certified copies of resolutions of Seller’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (E) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

(v) Buyer shall deliver to Seller (A) a certificate signed by an officer of Buyer, dated the date of the Closing, stating that the conditions specified in subsections 3.2(a), (b) and (c)

of Section 3.2 below have been satisfied, (B) certified copies of resolutions of Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

2.5 Earn-Out. If the Closing occurs prior to November 25, 2004, promptly after the determination thereof, Buyer shall pay to Seller the Earn-Out Amount.

2.6 Allocation of the Purchase Price. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Purchased Assets in accordance with their fair market values as determined by Buyer and reasonably acceptable to Seller. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation within one-hundred twenty (120) days after the Closing Date. Buyer and Seller shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value and in accordance with Section 1060 of the Code. Buyer and Seller shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least thirty (30) days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving party.

2.7 Nonassignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. Seller shall advise Buyer in writing at least two (2) business days prior to the Closing with respect to any Assumed Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder at the Closing. Without in any way limiting Seller’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, Seller and Buyer shall cooperate with each other following the Closing Date and enter into any reasonable arrangement (which arrangement shall provide that Buyer shall be responsible for the performance of all obligations under such Assumed Contracts) designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require. Notwithstanding anything in this Section 2.7 to the contrary, Buyer agrees and acknowledges that Seller does not guarantee the receipt of any consent necessary to assign any Assumed Contract, and shall not be liable to Buyer for the failure to receive any such consent.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties made by Seller in this Agreement and in any certificate delivered by Seller pursuant hereto shall be true and correct as of the date hereof and the Closing Date;

(b) Seller shall have performed and complied with the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c) Seller shall have obtained releases of all Liens of whatever nature relating to the Purchased Assets (other than the Permitted Liens);

(d) Seller shall have received or obtained all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Assumed Contract (including the consent of Levi Strauss & Co. but excluding the consent of the landlords for the Leased Real Property) (collectively, the “Third-Party Approvals”), in each case on terms reasonably satisfactory to Buyer;

(e) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby and Buyer’s operation of the Business following the Closing, in each case on terms satisfactory to Buyer;

(f) Since September 30, 2004, there shall have been no material adverse change or development in the financial condition, operating results, assets, operations, employee relations or customer or supplier relations of the Business taken as a whole;

(g) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, or that could have a material adverse effect on the business, financial condition, operating results or assets of the Business taken as a whole or adversely affect the right of Buyer or its Affiliates to own, operate or control all or any portion of the Purchased Assets or the Business, and no investigation that could result in any such suit, action or proceeding shall be pending or threatened;

(h) Seller shall have delivered to Buyer non-foreign Person affidavits as of the Closing Date, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Code Section 1445;

(i) Seller and Buyer shall have entered into a transition services agreement in form and substance of Exhibit A attached hereto (the “Transition Services Agreement”); and

(j) Seller shall have entered into a collateral access agreement or similar agreement with the lenders to Buyer or any of its permitted assignees pursuant to Section 7.3(b),in form and substance reasonably acceptable to such lender and Seller.

All proceedings to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer. Any conditions specified in this Section 3.1 may be waived only in writing by Buyer and specifying in reasonable detail the provision being waived.

3.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties made by Buyer in this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true and correct as of the date hereof and the Closing Date;

(b) Buyer shall have performed and complied with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby; and

(d) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, and no investigation that could result in any such suit, action or proceeding shall be pending or threatened.

All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller. Any condition specified in this Section 3.2 may be waived only in writing by Seller and specifying in reasonable detail the provision being waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that:

4.1 Organization and Corporate Power. Seller is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the State listed on Organizational and Corporate Power Schedule opposite to its name. Seller, with respect to the Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, other than any such qualifications for which the failure to obtain or maintain would not have a material adverse effect on the Business taken as a whole. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted and as presently proposed to be conducted.

4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Seller constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms. Except as set forth on the attached Restrictions Schedule, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby does not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien or encumbrance of any kind upon any of the Purchased Assets, or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority, under the provisions of Seller’s certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license, contract, understanding, commitment or other agreement or instrument to which Seller is bound or affected, or any law, statute, rule or regulation to which Seller is subject. Without limiting the generality of the foregoing, except for Buyer pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Purchased Assets or any interests therein, except those entered into in the Ordinary Course of Business for the sale of Inventory.

4.3 Subsidiaries. Except as set forth on the Subsidiaries Schedule, Seller does not have any Subsidiaries. Except as set forth on the attached Subsidiaries Schedule or as will be used by Seller to provide services to the Business pursuant to the Transition Services Agreement, none of the Casual Male Companies has any material properties, assets, rights, titles or interests (of any kind or nature) or business function which is used in the operation of the Business as currently conducted or has been conducted within the last year. The Parties hereto acknowledge and understand that Seller will be providing transition services to Buyer for the period provided for under the Transition Services Agreement and that following such period Buyer will assume the full management of the Business with its own system and services.

4.4 Financial Statements. Attached hereto as the Financial Statements Schedule are the following financial statements:

(a) the unaudited balance sheet of Designs as of October 31, 2004, and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended;

(b) the unaudited balance sheet of Designs as of January 31, 2004, and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended; and

(c) the unaudited balance sheet of the Business as of the Closing Date (the “Latest Balance Sheet”);

(d) the unaudited balance sheet of the Business as of October 31, 2004, and the related statements of profits and loss (or the equivalent) for the nine-month period then ended; and,

(e) the unaudited balance sheet of the Business as of January 31, 2004, and the related statements of profits and loss (or the equivalent) for the fiscal years then ended.

Each of the foregoing financial statements (including in all cases the notes thereto) is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects), is consistent with past practices, presents fairly in all material respects the financial condition of Designs or the Business, as applicable, as of the respective dates thereof, and, with respect to Designs, the operating results, and with respect to the Business, the store-level profit and loss statements showing the “four-wall” profits of each retail location set forth on the attached Leased Real Property Schedule for the periods covered thereby and except as set forth on the Financial Statements Schedule, has been prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures, changes resulting from normal year-end adjustments for recurring accruals, and adjustments for impairment of intangible and fixed assets, adjustments for impairment of intangible and fixed assets, and adjustments required under GAAP in connection with the preparation of consolidated financial statements (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets or operations of the Business taken as a whole).

4.5 Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, Seller has and will have no material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) relating to Designs or the Business at or as of the Closing Date or arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or to the Knowledge of Seller, any state of facts existing at or prior to the Closing Date, including Taxes with respect to or based upon periods, transactions or events occurring on or before the Closing Date, except (i) obligations under contracts or commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 4.12 below, are not required pursuant to Section 4.12 below to be described on the attached Contracts Schedule (but not liabilities for breaches of any such contracts or commitments occurring on or prior to the Closing Date), (ii) liabilities reflected on the liability side of the Latest Balance Sheet, (iii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iv) other liabilities and obligations to the extent expressly disclosed in this Agreement or the Schedules attached hereto.

4.6 Accounts Payable. The Accrued Liabilities and Assumed Payables Schedule sets forth a list of all accounts payable of Seller which relate to Designs or the Business together with the name of each payee, the date each such payment is due, and the nature of the transaction in which it was incurred, which are current and incurred in the Ordinary Course of Business.

4.7 No Material Adverse Change. Since September 30, 2004, there has been no material adverse change or development in the business, condition (financial or otherwise), operating results, employee relations, customer relations, supplier relations, assets or operations of the Business taken as a whole. Since September 30, 2004, Seller has conducted Designs and the Business only in the Ordinary Course of Business (including the cutting of checks).

4.8 Absence of Certain Developments. Except as set forth on the attached Developments Schedule, since September 30, 2004, Seller has not with respect to Designs, the Business, the Purchased Assets, and the Assumed Liabilities:

(a) paid trade or account payables other than in the Ordinary Course of Business or, delayed or postponed the payment of any trade or accounts payable or commissions or any other liability or litigation or agreed or negotiated with any party to extend the payment date of any trade or accounts payable or commission or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue or taken any actions or omitted to take any actions with the intent or the purpose of increasing the Net Inventory or the accounts payable as of the Closing;

(b) delayed cutting any checks;

(c) except in connection with the physical count of Net Inventory conducted by Regis Corporation on or about the Closing Date, altered its methods of allocating inventory and other assets between its retail locations and/or the Warehouse, other than in the Ordinary Course of Business, otherwise moved or transferred its inventory and other assets between its retail locations and/or the Warehouse;

(d) paid any obligation or liability (other than in the Ordinary Course of Business);

(e) sold, leased, assigned or transferred any of its tangible assets (including the Purchased Assets), except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;

(f) sold, assigned, licensed, sublicensed, transferred or encumbered any Proprietary Rights or other intangible assets, disclosed any proprietary Confidential Information to any Person (other than Buyer and Buyer’s representatives, agents, attorneys and accountants), or abandoned or permitted to lapse any of the Proprietary Rights;

(g) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or, in the case of non-officer employees, consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(h) incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business;

(i) suffered any extraordinary Losses or waived any rights of material value, whether or not in the Ordinary Course of Business;

(j) suffered any damage, destruction or casualty loss to its tangible assets (including the Purchased Assets) in excess of $25,000, whether or not covered by insurance;

(k) made any capital expenditures or commitments therefore that aggregate in excess of $50,000;

(l) made any change in any method of accounting or accounting policies, other than those required by generally accepted accounting principles which have been disclosed in writing to Buyer;

(m) engaged in any activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods

(n) instituted or permitted any material change in the conduct of Designs or the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(o) entered into, amended or terminated any material contract or any government license or permit or taken any other action or entered into any other transaction other than in the Ordinary Course of Business; or

(p) entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice.

4.9 Leased Real Property.

(a) Except as set forth on the Leased Real Property Schedule and the Excluded Designs Leased Property Schedule, neither Seller nor any of its Affiliates owns or leases any real property used or occupied by, or necessary for the conduct of, Designs or the Business.

(b) The Leased Real Property Schedule sets forth the names of the lessee, the address of any parcel of real property leased by Seller or used in the Business (collectively, the “Leased Real Property”), and a list of all the leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on the attached Leased Real Property Schedule, with respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there any no disputes with respect to such Leases;

(iv) neither Seller nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi) Seller does not owe any brokerage commissions or finder’s fee with respect to such Lease;

(vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(viii) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(ix) there are no liens or encumbrances on the estate or interest created by such Lease.

(c) There are no amounts disputed by Seller and not paid to the landlords of the properties listed on the attached Leased Real Property Schedule.

4.10 Assets.

(a) Seller owns good and valid title to all of the Purchased Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens described on the attached Encumbrances Schedule, (ii) Liens for current property taxes not yet due and payable, and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Purchased Assets to which they relate and do not affect the merchantability of the title to the Purchased Assets to which they relate (items (ii) and (iii) above are collectively referred to herein as the “Permitted Liens”).

(b) Except as disclosed on the attached Assets Schedule and for assets that will be used by Seller to provide the services to Buyer set forth in the Transition Services Agreement (which assets are used by both Designs and Sellers’ other businesses), the Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently conducted by Seller and, to the Knowledge of Seller, as currently contemplated to be conducted by Seller.

(c) To the Knowledge of Seller, the attached Capital Expenditures Schedule sets forth all necessary repairs, and reasonable estimates of the costs of such repairs, to the Purchased Assets in order for the Purchased Assets to be usable in the Ordinary Course of Business.

(d) The attached Capital Expenditures Schedule sets forth in reasonable detail (i) Seller’s capital expenditure budget (in both dollar amounts and classifications of expenditures) with respect to the Business for the fiscal years ending January 31, 2005 and 2006, and (ii) the actual capital expenditures made by Seller (in both dollar amounts and classifications of expenditures) during the fiscal year ending January 31, 2005 with respect to the Business.

4.11 Tax Matters. Except as set forth on the attached Tax Schedule: (a) Seller has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed; (b) all such returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax liabilities of Seller; (c) all Taxes, assessments and other governmental charges imposed upon Seller with respect to the Business, or upon any of the assets, income or franchises of Seller relating to the Business, have been timely paid or, if not yet payable, will be timely paid; (d) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or its activities, properties or employees; (e) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to Designs or the Business or their activities, properties or employees, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (f) Seller is not a party to any Tax allocation or sharing agreement; (g) Seller (y) has not been a member of an “Affiliated Group” (as defined in Section 1504 of the Code) filing a consolidated federal income tax return and (z) does not have any liability for the Taxes of any Person (other than Seller) under Reg. § 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (h) there are no material disputes and no actual or proposed Tax deficiencies, assessments or adjustments with respect to Designs or the Business or any assets or operations of Seller with respect to the Business. The attached Tax Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns with respect to the Business or its assets, property or employees.

4.12 Contracts and Commitments.

(a) Except as set forth on the attached Assumed Contracts Schedule or the attached Contracts Schedule, as does not relate to Designs or the Business, or for contracts (other than for contracts or agreements described in clauses (i) and (ii) below) pursuant to which Buyer will receive benefits pursuant to the Transition Services Agreement (which contracts relate to both Designs and Sellers’ other businesses), none of Seller or the Casual Male Companies is a party to any oral or written:

(i) contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement;

(ii) management agreement, contract for the employment of any officer, partner, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or prohibiting competition or the disclosure of trade secrets or Confidential Information;

(iii) agreement or indenture relating to Indebtedness or placing a Lien on any of Seller’s assets or letter of credit arrangements;

(iv) agreements with respect to the lending or investing of funds;

(v) license or royalty agreements;

(vi) nondisclosure or confidentiality agreements;

(vii) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other party for which the annual rental exceeds $25,000;

(viii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

(ix) broker, distributor, vendor, customer or maintenance agreements;

(x) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon thirty (30) days’ or less notice without penalty or involving more than $25,000;

(xi) contract which prohibits Seller from freely engaging in business anywhere in the world;

(xii) contract relating to the marketing, sale, advertising or promotion of its products;

(xiii) franchise or agency agreements;

(xiv) contract with any officer, director, employee, shareholder, or Affiliate of Seller or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest;

(xv) warranty agreement with respect to products sold or indemnity agreement with any supplier to the Business under which Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(xvi) agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xvii) power of attorney executed by or on behalf of Seller;

(xviii) material contracts and licenses (including all inbound licenses) to which Seller is a party with respect to any Proprietary Rights; or

(xix) other agreement material to the Business, whether or not entered into in the Ordinary Course of Business.

(b) Except as specifically disclosed on the attached Contracts Schedule, (i) Seller, or the Casual Male Companies, as applicable, and the other party thereto have performed all obligations required to be performed by such Person under the contracts or commitments required to be listed on the Contracts Schedule or listed on the Assumed Contracts Schedule and there is no breach of or default under such contract or commitment or any event which, upon giving of notice or lapse of time or both, would constitute a breach or default, (ii) to the Knowledge of Seller, there is no anticipated breach by any party to any contract or commitment required to be listed on the Contracts Schedule or listed on the Assumed Contracts Schedule, (iii) neither Seller nor the Casual Male Companies have assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any contract or commitment required to be listed on the Contracts Schedule or listed on the Assumed Contracts Schedule, and (iv) each contract and commitment required to be listed on the Contracts Schedule or listed on the Assumed Contracts Schedule is legal, valid, binding, enforceable and in full force and effect, and will continue as such following the consummation of the transactions contemplated hereby (subject to bankruptcy, moratorium and similar laws and subject to the application of specific performance and other equitable principles).

(c) Buyer has heretofore been supplied with a true and correct copy of all written contracts (and a true and correct written description of all oral contracts) which are referred to on the attached Contracts Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(d) The attached Contracts Schedule sets forth a complete and accurate description of Seller’s return policy with respect to merchandise purchased by customers of the Business.

4.13 Proprietary Rights.

(a) The Proprietary Rights comprise all of the intellectual property necessary or desirable for the conduct of the Business as currently conducted by Seller and as currently proposed to be conducted by Seller. Seller owns or has the valid right to use all Proprietary Rights necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. The attached Proprietary Rights Schedule sets forth a complete and correct list of: all patented or registered Proprietary Rights and pending patent applications or other applications for registration of Proprietary Rights owned or used by Seller; all trade names used by Seller with respect to the Business; all licenses or similar agreements or arrangements to which Seller is a party, either as licensee or licensor, for the Proprietary Rights; and all material unregistered trademarks that are either owned by Seller or used by Seller or any Affiliate in the conduct of the Business (pursuant to license agreement or otherwise, in such case identifying the owner and title of the agreement pursuant to which the Proprietary Right is used). Except as set forth in the attached Proprietary Rights Schedule:

(i) Seller owns and possesses exclusively all right, title and interest in, to and under the Proprietary Rights, free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or, to the Knowledge of Seller, is threatened;

(ii) To the extent that any Proprietary Rights have been developed or created by any Person other than Seller, Seller has a written agreement with such Person with respect thereto and Seller has obtained ownership of, and is the exclusive owner of, all such Proprietary Rights by operation of law or by valid assignment of any such rights;

(iii) The loss or expiration of any Proprietary Right owned by, issued to or licensed to Seller or any related group of Proprietary Rights is not and would not be materially adverse to the Business, and no such loss or expiration is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable;

(iv) Seller has not received any notices of, nor is Seller aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights, including any demand or request that Seller license rights from a third party;

(v) Neither the Proprietary Rights nor Seller has infringed, misappropriated or otherwise come into conflict with any rights of any third parties and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted; and

(b) All Proprietary Rights to be assigned by Seller to Buyer pursuant to the terms and conditions of this Agreement are or shall be properly assigned or licensed to Seller at the time Seller assigns such rights to Buyer. The transactions contemplated by this Agreement shall have no material adverse effect on any of the Proprietary Rights. Seller has taken all necessary and desirable action to protect the Proprietary Rights and shall continue to maintain such rights prior to and as of Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights. To the Knowledge of Seller, the owners of any Proprietary Rights or similar proprietary rights licensed to Seller have taken all reasonably necessary actions to maintain and protect the proprietary rights which are subject to such licenses.

4.14 Litigation. Except as set forth on the attached Litigation Schedule, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Seller, threatened against or affecting Designs or the Business at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, to the Knowledge of Seller, there is no reasonable basis for any of the foregoing. Seller is not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to Designs, the Business, the Purchased Assets, or the Assumed Liabilities.

4.15 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.16 Employees.

(a) Except as set forth on the Litigation Schedule, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller with respect to or by any employee or former employee of the Business and, to the Knowledge of Seller, there are no claims, actions, proceedings or investigations pending or threatened against any employees of the Business. Seller has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not engaged in any unfair labor practices. To the Knowledge of Seller, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to employees of the Business.

(b) Seller has set forth on the Employee Disclosure Schedule a true, complete and accurate list of each Business Employee employed in the Business and with respect to each such Business Employee as of the date hereof, his or her date(s) of hire by Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(c) With respect to this transaction, any notice required under any law has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. The WARN Act Schedule sets forth the identities and work places of all persons whose employment was terminated by Seller during the 90-day period prior to the Closing Date.

4.17 Employee Benefit Plans.

(a) The attached Employee Benefits Schedule lists or describes each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA maintained or contributed to by (or required to be maintained or contributed to by) Seller maintains on behalf of any current or former employee of the Business, and each other material plan, arrangement, policy or understanding (whether written or oral) relating to retirement, compensation, deferred compensation, bonus, severance, fringe benefits or any other employee benefits maintained or contributed to by (or required to be maintained or contributed to by) Seller for the benefit of any current or former employee of the Business. Each item listed or required to be listed on the Employee Benefits Schedule is referred to herein as a “Seller Employee Benefit Plan.”

(b) No Seller Employee Benefit Plan is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA that could reasonably be expected to result in any liability with respect to Buyer, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) an employee benefit plan, program or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c) Each Seller Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service, and, to the Knowledge of Seller, nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such Seller Employee Benefit Plan from remaining so qualified. Except as set forth and described in reasonable detail on the attached Employee Benefits Schedule or could not reasonably be expected to result in any liability to Buyer, each Seller Employee Benefit Plan and any related trust, insurance contract or fund has been maintained in all material respects in accordance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including ERISA and the Code.

(d) Except as set forth and described in reasonable detail on the attached Employee Benefits Schedule, none of Seller Employee Benefit Plans obligates Seller to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

(e) Except as set forth on the attached Employee Benefits Schedule, (i) no asset of Seller that is to be acquired by Buyer, directly or indirectly, pursuant to this Agreement is subject to any Lien under ERISA or the Code; (ii) Seller has not incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) with respect to any Seller Employee Benefit Plan; and (iii) there are no pending or threatened actions, suits, investigations or claims with respect to any Seller Employee Benefit Plan (other than routine claims for benefits) which could result in any liability to Buyer (whether direct or indirect), and no facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims to the Knowledge of Seller.

(f) With respect to each Seller Employee Benefit Plan listed on the Employee Benefits Schedule, Seller has furnished to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (v) all contracts relating to each such plan, including service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

4.18 Compliance with Laws; Permits; Certain Operations. Except as set forth on the attached Compliance Schedule:

(a) Seller has in all material respects complied and is in all material respects in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of Designs and the Business and no written notices have been received by and no claims have been filed against Seller alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations.

(b) Seller holds all permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, and the attached Permits Schedule sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations. Seller is in all material respects in compliance with all terms and conditions of any such required permits, licenses, accreditations and authorizations and all such permits, licenses and authorizations may be relied upon by Buyer for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action.

4.19 Environmental Matters.

(a) To Seller’s Knowledge, Seller is in compliance in all material respects with all Environmental Laws; Seller has not received any written notice, report or other information regarding any material violation of, or liability under Environmental Laws that remains outstanding; neither Seller nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liabilities or obligations pursuant to any Environmental Laws.

(b) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to Designs and the Business which are in its possession or under its reasonable control.

4.20 Names and Locations. Except as set forth on the attached Names and Locations Schedule, (i) during the five-year period prior to the execution and delivery of this Agreement, Seller has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business with respect to the Business, other than the exact name under which it has executed this Agreement, and (ii) all of the Purchased Assets are located at the Leased Real Property and the Warehouse.

4.21 Suppliers. Except as set forth on the attached Suppliers Schedule, Seller has not received any written indication, or to Seller’s Knowledge, oral indication, from any material supplier of the Business to the effect that, and to Seller’s Knowledge, there is no reason to believe that, such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller with respect to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

5.1 Corporate Organization and Power. Buyer is a corporation duly formed and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

5.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute a valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

5.3 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to any of the other parties in connection with this Agreement shall survive the Closing as follows:

(a) the representations and warranties in Section 4.11 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus sixty (60) days;

(b) the representations and warranties in Section 4.1 (Organization and Power), the first, second and last sentence of Section 4.2 (Authorization; No Breach), Section 4.10(a) (Assets), Section 4.15 (Brokerage) (collectively, the “Critical Representations”), Section 5.1 (Organization and Power), Section 5.2 (Authorization) and, Section 5.4 (Brokerage) shall not terminate; and

(c) all other representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to any other party in connection with this Agreement shall terminate on February 28, 2006;

provided that any representation or warranty in respect of which indemnity may be sought under Section 6.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if a claim for indemnification for the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity has been made against the party to whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to any other party in connection with this Agreement shall survive for the periods set forth in this Section 6.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or Seller, or the knowledge of any of Buyer’s or Seller’s officers, directors, shareholders, employees or agents or the acceptance by Buyer or Seller of any certificate or opinion hereunder.

6.2 General Indemnification.

(a) Indemnification for Benefit of Buyer. Seller shall indemnify Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any breach of any representation or warranty of Seller under this Agreement or any of the Schedules attached hereto, or in any of the certificates or other instruments or documents furnished to Buyer by Seller pursuant to this Agreement, (ii) any nonfulfillment or breach of any covenant or agreement by Seller under this Agreement or any of the Schedules attached hereto, and (iii) any liability or obligation which is an Excluded Liability; provided that Seller shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 4.11 and the first, second and last sentence of Section 4.2 and other than with respect to any willful breach of any representation or warranty made by Seller in this Agreement) unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $225,000, at which time Seller shall be liable for the full amount of all such Losses from and including the first dollar of any Losses; and Seller’s aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 4.6 and the Critical Representations) shall in no event exceed $7,000,000 (with it being understood, however, that nothing in this Agreement (including this Section 6.2(a)) shall limit or restrict any of Buyer Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit or with respect to any willful breach of any representation or warranty made by Seller in this Agreement).

(b) Indemnification for Benefit of Seller. Buyer shall indemnify Seller and hold them harmless against any Losses which Seller may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach of any representation or warranty of Buyer under this Agreement or any of the Schedules attached hereto, or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement, (ii) any nonfulfillment or breach of any covenant or agreement by Buyer under this Agreement or any of the Schedules attached hereto, (iii) any liability or obligation that is an Assumed Obligation or that arises under an Assumed Contract, or (iv) the operation of the Business after the Closing to the extent such operation of the Business after the Closing is not related to a breach by Seller of its obligations under the Transition Services Agreement.

(c) Manner of Payment. Any indemnification of Buyer Parties or Seller pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account designated by Buyer or Seller, as the case may be, within ten (10) days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 365, from the date any such Loss is suffered or sustained to the date of payment. Buyer Parties shall have the right and option (but not the obligation) to recoup all or any portion of any Losses they may suffer (in lieu of seeking any indemnification to which they may be entitled under this Section 6.2) by notifying Seller that Buyer is reducing the amount otherwise payable by Buyer or any of its Affiliates to Seller following the Closing (whether pursuant to this Agreement or otherwise) by the amount of any such Losses or the portion thereof specified by Buyer. All indemnification payments under this Section 6.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above.

(d) Defense of Third Party Claims. Any party making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for the entirety of all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding or investigation; and provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnitee reasonably believes that the Loss relating to such claim for indemnification could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Section 6.2(d)(ii); and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice.

(e) Nature of Seller’s Obligations. Seller’s liability with respect to indemnification obligations under this Agreement shall be joint and several and each Person included in the definition of Seller shall (without duplication) be responsible for the entirety of any Losses that any Buyer Party may suffer.

6.3 Employee Related Matters. As of the Closing Date, Buyer shall offer employment to only those Business Employees employed in the Business as Buyer shall determine in its sole discretion and such offers of employment shall contain terms and conditions of employment that Buyer shall determine in its sole discretion. On the Closing Date, Seller shall take all steps necessary to terminate the employment of each Business Employees employed in the Business who is offered employment by Buyer as set forth in the immediately preceding sentence. The Business Employees who accept Buyer’s offer of employment and who become employed by Buyer shall be referred to herein as “Transferred Employees.” Nothing in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment with Buyer, nor shall anything herein limit or interfere with Buyer’s right to terminate the employment of any Transferred Employee at any time (subject to applicable law), with or without cause or notice, or restrict Buyer in the exercise of independent business judgment in modifying any terms or conditions of employment of the Transferred Employees on and after the Closing Date.

Prior to the Closing Date, Seller take all actions necessary to vest each Business Employee employed in the Business in their benefits under Seller Employee Benefit Plan and shall make all employee and employer contributions to Seller Employee Benefit Plans in which Business Employees currently participate, for all periods of employee service prior to the Closing Date for all Business Employees.

6.4 Expenses. Except as otherwise expressly provided in Section 6.7 below, each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (it being understood by Seller, that Buyer shall pay all of the costs and expenses of its Affiliates incurred in connection with the transactions contemplated hereby). Without limiting the foregoing, each party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other party’s obligation to consummate the transactions contemplated hereby.

6.5 Further Transfers; Transition Assistance. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided that each party shall reimburse the other party for such other party’s reasonable out-of-pocket expenses in connection therewith. Seller agrees that subsequent to the Closing they shall refer all customer inquiries with respect to the Business to Buyer.

6.6 Confidentiality. After the Closing, Seller shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any Confidential Information. Seller further agrees to take all appropriate steps (and to cause each of its or his or her Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller is required by law to disclose any Confidential Information, such party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.

6.7 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Purchased Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Proprietary Rights), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid fifty-percent (50%) by Seller and fifty-percent (50%) by Buyer. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such taxes described in the immediately preceding sentence. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

6.8 Confidentiality Agreements. At the Closing, Seller shall assign to Buyer all of its rights under all confidentiality agreements with prospective bidders entered into in connection with the process leading to the sale of the Business. In addition, Seller shall use best efforts to obtain the return or destruction as promptly as possible of all Confidential Information delivered to prospective buyers, will not release any prospective buyers from their obligations under any such confidentiality agreements. As of the Closing, that certain Confidentiality Agreement, dated as of December 8, 2003, by and between Sun Capital Acquisition Corp. and Seller shall terminate.

6.9 Covenant Not to Compete, Solicit or Hire.

(a) Each entity comprising Seller hereby acknowledges that such Person is familiar with the Business’ trade secrets and with other Confidential Information. Each such entity acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if each such entity were to provide services or to otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by Seller would result in a significant loss of goodwill by Buyer in respect of the Business. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.9 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 6.9. Therefore, in further consideration of the amounts to be paid hereunder for the Purchased Assets and the goodwill of the Business sold in connection therewith, each such entity agrees that for a period of five years following the Closing Date such entity shall not, and shall not permit any of such Person’s Subsidiaries to, directly or indirectly, either for itself, himself or herself or through any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in or participating in, the business of selling products (determined as of the date hereof) of Levi Strauss & Co. (including Levi and Docker branded merchandise) in outlet and similar stores; provided, however, that Buyer acknowledges that each such entity and its Subsidiaries shall be free to sell such products in outlet and similar clothing stores so long as the principal or dominant products sold by such stores are not products of Levi Strauss & Co; and further provided that neither the foregoing restrictions nor any other provision of this Agreement shall restrict Seller from continuing to operate the stores on the Excluded Design Leased Property Schedule until it has completed the liquidation thereof but in no event beyond February 1, 2005. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Seller agrees that this covenant is reasonably designed to protect Buyer’s substantial investment and is reasonable with respect to its duration, geographical area and scope.

(b) For so long as Seller has continuing obligations under Section 6.9(a) above, Seller shall not (and Seller shall cause its, his or her Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce (other than by a general solicitation advertisement, posting or similar job solicitation process) any employee of the Business to leave the employ of Buyer or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between Buyer or any of its Subsidiaries or Affiliates and any such employee, (ii) hire (other than by a general solicitation advertisement, posting or similar job solicitation process) any person who was an employee of Buyer or any of its Subsidiaries or Affiliates in respect of the Business at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid disputes under this Section 6.9(b) that any such hiring (other than by a general solicitation advertisement, posting or similar job solicitation process) within such six-month period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Business in order to induce or attempt to induce such Person to cease doing or decrease their business with Buyer or any of its Subsidiaries or Affiliates in respect of the Business, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer or any of its Subsidiaries or Affiliates in respect of the Business (including making any negative statements or communications about Buyer or any of its Subsidiaries or Affiliates).

(c) If, at the time of enforcement of any of the provisions of this Section 6.9, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the Parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(d) If Seller or any of their Affiliates (the “Restricted Persons”) breaches, or threatens to commit a breach of, any of the provisions of this Section 6.9 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii) The right and remedy to require the Restricted Persons to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants.

6.10 Use of Name. Prior to February 1, 2005, Seller shall, and shall cause its Affiliates to, change its name and the names of any Affiliates of Seller to a name bearing no resemblance to “Designs”. After February 1, 2005, neither Seller nor its Affiliates shall use a name bearing any resemblance to “Designs” (including “Levi’s Outlet by Designs” and “Dockers Outlet by Designs”) in the operation of their businesses.

6.11 Leases. Buyer agrees not to enter into any amendment to any Lease with any landlord thereunder that would increase Seller’s obligations under such Lease unless and until Seller and its Affiliates have been released from all obligations under such Lease. For avoidance of doubt, Buyer agrees and acknowledges that any amendment that extends the expiration date of a Lease increases Seller’s obligations under such Lease; provided, however, that the exercise of any renewal options expressly provided in such Lease shall not constitute an amendment which increases Seller’s obligations. Notwithstanding the foregoing but provided that Buyer uses its commercially reasonable efforts to seek to obtain the release of Seller and its Affiliates from all of their obligations under such Leases, Buyer shall have the right to enter into an amendment with CPG Partners, L.P. and Chelsea Orlando Development, L.P. with respect to the Leases for the properties located at the Wrentham Premium Outlets (Unit 720) and the Orlando Premium Outlets (Suite 115), respectively, even if no release is obtained. Following the Closing, Buyer agrees to use its commercially reasonable efforts in connection with any negotiations to obtain the consent of any landlord to the assignment of any Lease or the exercise of any extension pursuant to existing terms and conditions of any Lease thereof to seek to obtain the release of Seller and its Affiliates from all of their obligations under the Lease.

6.12 Fund to Fund Transfer. As soon as reasonably practicable after the Closing Date, Seller will spin-off the account balances of Transferred Employees under Seller’s 401(k) plan and shall transfer such spun-off balances (in the form of cash and notes associated with plan loans) to a 401(k) plan sponsored by Buyer or one of its Affiliates. Such transfer shall be in accordance with the requirements of the Code and ERISA. Seller agrees not to place plan loans of such Transferred Employees into default prior to such transfer.

6.13 Puerto Rican Taxes. Seller acknowledges and agrees that it shall pay, or cause any of its Affiliates to pay, the Puerto Rico Taxes to the appropriate Tax authority as soon as reasonably practicable but in no event later than April 30, 2005.

6.14 Bonuses. Seller acknowledges and agrees that it shall pay, or cause any of its Affiliates to pay, the Employee Bonuses on or before January 31, 2005.

6.15 Collections. After the Closing, Seller shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to the Company any cash, checks or other property that it receives in connection with or relating to the operation of the Business following the Closing. After the Closing, Buyer agrees to promptly (but in no event later than ten (10) days after receipt thereof) deliver to Seller any cash, checks or other property that it receives in connection with or relating to the operation of the Business prior to the Closing.

ARTICLE VII

MISCELLANEOUS

7.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and (ii) any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

7.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller and Buyer shall be sent to the addresses indicated below:

Notices to Seller:

Casual Male Retail Group, Inc.

555 Turnpike Street

Canton, MA 02021

Attn: David A. Levin

Telecopy No. (781) 828-3221

with a copy to:

(which shall not constitute notice to Seller)

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Attn: Jonathan Bell, Esq.

Telecopy No. (617) 310-6001

Notices to Buyer:

Hub Holding Corp.

5200 Town Center Circle, Suite 470

Boca Raton, FL 33486

Attn: Marc J. Leder, Rodger R. Krouse

and C. Deryl Couch

Telecopy No. (561) 394-0540

with a copy to:

(which shall not constitute notice to Buyer):

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attn: Douglas C. Gessner

Telecopy No. (312) 861-2200

7.3 Assignment.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer, provided that Seller may assign this Agreement, all other agreements, documents and instruments executed and/or delivered in connection herewith, and its rights and obligations hereunder and thereunder in connection with a merger or consolidation involving Seller or in connection with a sale of stock (or other ownership interests) or assets of Seller or other disposition of all or any portion of Seller’s operations other than the Business, and provided, further, that no such assignment or delegation shall relieve Seller of its obligations hereunder and thereunder and that any such assignee shall become jointly and severally liable to Buyer hereunder or thereunder by entering into an agreement to such effect for which Buyer shall be a third-party beneficiary. Seller may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, and all other agreements, documents and instruments executed and/or delivered in connection herewith, to any of its lender(s) as collateral security.

(b) In addition, Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) and all other agreements, documents and instruments executed and/or delivered in connection herewith to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Seller to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates, provided that no such assignment or delegation shall relieve Buyer of its obligations hereunder or thereunder and that any such assignee shall become jointly and severally liable to Seller hereunder and thereunder by entering into an agreement to such effect for which Seller shall be a third-party beneficiary. Buyer may assign this Agreement, all other agreements, documents and instruments executed and/or delivered in connection herewith, and its rights and obligations hereunder and thereunder in connection with a merger or consolidation involving Buyer or in connection with a sale of stock (or other ownership interests) or assets of Buyer or other disposition of all or any portion of the Business; provided that no such assignment or delegation shall relieve Buyer of its obligations hereunder or thereunder and that any such assignee shall become jointly and severally liable to Seller hereunder and thereunder by entering into an agreement to such effect for which Seller shall be a third-party beneficiary. Buyer may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, and all other agreements, documents and instruments executed and/or delivered in connection herewith to any of its lender(s) as collateral security.

7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

7.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

7.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

7.7 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

7.8 Governing Law. THE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

7.9 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, Buyer and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

7.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.8 above), in addition to any other remedy to which they may be entitled, at law or in equity.

7.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied, shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

7.12 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

7.13 Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception (i) to a representation or warranty unless such representation or warranty calls for exceptions set forth on the Schedules, or (ii) to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable Schedule or the applicability of such disclosure is readily apparent as an exception to such other representation or warranty. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.14 Checks Outstanding. After the Closing, Seller shall cause all “cut” but uncashed checks written by Seller on the Business’s behalf prior to the Closing to clear its bank accounts.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

CASUAL MALE RETAIL GROUP, INC.

By:
Name:
Its:

DESIGNS JV, LLC

By:
Name:
Its:

DESIGNS OUTLET, LLC

By:
Name:
Its:

DESIGNS APPAREL, INC.

By:
Name:
Its:

HUB HOLDING CORP.

By:
Name:
Its:

Schedules

Leased Real Property Schedule

Excluded Designs Leased Property Schedule

Excluded Assets Schedule

Earn-Out Schedule

Proprietary Rights Schedule

Assumed Contracts Schedule

Permits Schedule

Accrued Liabilities and Assumed Payables Schedule

Purchase Orders Schedule

Organizational and Corporate Power Schedule

Restrictions Schedule

Subsidiaries Schedule

Financial Statements Schedule

Liabilities Schedule

Developments Schedule

Leased Real Property Schedule

Encumbrances Schedule

Assets Schedule

Capital Expenditures Schedule

Tax Schedule

Contracts Schedule

Litigation Schedule

Employee Disclosure Schedule

WARN Act Schedule

Employee Benefits Schedule

Compliance Schedule

Names and Locations Schedule

Suppliers Schedule

Disputed Amounts Schedule